NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Third Quarter Results

Spartanburg, South Carolina, November 2, 2009...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces for the third quarter of 2009 net earnings from continuing operations of $281,000, or $.04 per share, on sales of $25,712,000, compared to net earnings from continuing operations of $1,261,000, or $.20 per share, on sales of $38,868,000 in 2008’s third quarter. The Company produced net earnings from continuing operations of $362,000, or $.06 per share, on sales of $77,797,000 in the first nine months of 2009, compared to net earnings from continuing operations of $6,381,000, or $1.02 per share, on sales of $130,612,000 in the first nine months of 2008. The Company recorded net earnings from discontinued operations of $186,000, or $.03 per share, and $140,000, or $.02 per share, for the third quarter and first nine months of 2009, respectively, compared to a net loss from discontinued operations of $19,000, or $.00 per share, and net earnings of $115,000, or $.02 per share, for the same periods last year. As a result, the Company earned $467,000, or $.07 per share, and $502,000, or $.08 per share, for the third quarter and first nine months of 2009, respectively, compared to net earnings of $1,242,000, or $.20 per share, and $6,496,000, or $1.03 per share, for the same periods last year.

Metals Segment

Sales in the Metals Segment declined 42% and 48% for the third quarter and first nine months of 2009, respectively, from the same periods a year earlier, resulting from 40% and 32% decreases in average selling prices combined with 6% and 12% declines in unit volumes compared to the same periods of 2008. Sales of commodity pipe accounted for the declines as they were down 54% and 47% in the quarter and first nine months. Average selling prices of commodity pipe decreased 45% and 44% and unit volumes were down 17% and 6% in the quarter and first nine months, respectively, compared to the same periods of 2008. Non-commodity pipe and piping systems experienced a smaller decline in sales for the quarter, down 23% from 32% lower average selling prices offset by a 13% increase in unit volumes, when compared to the third quarter of 2008. The volume increase resulted primarily from the acquisition on August 31, 2009, of Ram-Fab, LLC. For the first nine months of 2009, sales declined 47% on decreases in average selling prices and unit volumes of 34% and 19%, respectively compared to 2008.

The significant decreases in selling prices together with unit volume declines in both commodity and non-commodity pipe and piping systems, when compared to the same periods in 2008, reflect the decrease in demand for these products resulting from the worldwide economic turmoil and recession. This led to the big decline in operating income in both the quarter and nine months compared to a year earlier. Although stainless steel surcharges, resulting primarily from the changes in nickel prices, incrementally increased over the six-month period from May to October of 2009, the averages for the third quarter and first nine months remained at levels equal to approximately half of 2008’s first nine-month averages. Although we cannot precisely calculate the effect of the price declines, we estimate that they reduced profits by about $200,000 in the quarter and $3,200,000 in the nine months compared to the same periods last year. The lower volumes also generated unabsorbed manufacturing costs and taken together with the lower selling prices and unit volumes, caused commodity pipe to incur modest losses for the third quarter and first nine months of 2009. Responding to the poor economy, many of the piping systems’ customers have extended their delivery dates throughout 2009 causing a decline in both dollar and unit volume sales compared to last year. Despite these factors, non-commodity pipe and piping system generated good operating results for both the third quarter and first nine months of 2009. However, the results were below the strong results achieved in the same periods of 2008 contributing to the operating income declines experienced in 2009 compared to the same periods of 2008.

On August 31, 2009, the Company acquired the business of Ram-Fab, LLC, a pipe fabricator located in Crossett, Arkansas, for a purchase price of $5,708,000 which includes $1,000,000 of goodwill. The acquisition was for cash and was paid from currently available funds. The company had annual sales of approximately $18,000,000 over the past 12 months and was profitable. Historically, its primary business was to fabricate both carbon and stainless piping systems. Management will focus on expanding the carbon fabrication business which is a product line that we believe is strategically important for future growth. The carbon business will complement our stainless steel piping systems’ operations generating new opportunities for stainless steel piping systems since many projects require that bidders quote both carbon and stainless steel fabrication.  Management is optimistic about the ability of Bristol's much larger marketing organization to generate additional sales of carbon fabrication for the acquired business from Bristol's present customer base. The ability to bid on carbon pipe fabrication will significantly expand the company's markets, especially in the energy and chemical industries.

Specialty Chemicals Segment

Sales in the Specialty Chemicals Segment, which is composed solely of Manufacturers Chemicals, LLC as a result of the discontinued operations discussed below, decreased 9% and 10% for the third quarter and first nine months of 2009, respectively, from the same periods last year, as adjusted for discontinued operations. However, operating income increased 29% and 11% for the third quarter and first nine months of 2009, respectively, from the same periods last year. During 2008, the Segment experienced rising raw material and energy costs throughout the year and while management increased prices in an effort to offset the cost increases, the increases were not sufficient enough to prevent the cost increase from impacting profitability. During 2009, the increases in raw material and energy costs have abated and in some cases have actually declined. Although Management has had to lower selling prices, price levels have remained at levels allowing the Segment to maintain a higher level of profitability as compared to last year. These conditions caused the decrease in sales and increase in operating income experienced in both the third quarter and first nine months of 2009 when compared to the same periods last year.

Outlook

The Metals Segment’s business is highly dependent on capital expenditures which have been significantly impacted by the economic turmoil. Falling stainless steel prices, the depressed economy, and distributors’ reluctance to restock inventories, have created a poor pricing environment for our commodity pipe. After surcharges increased for six consecutive months since May 2009, they fell in November causing more uncertainty in the market. This has been offset somewhat by the implementation of 6% price increases from our steel suppliers on May 1, 2009 and July 1, 2009, which has been accepted in the market place. Management remains hopeful that the stimulus spending by the Federal Government, which includes a “Buy-American” provision covering iron and steel, will fund increased activity in the water and wastewater treatment area, a significant part of our piping systems business. Although Management is disappointed with the level of profitability in the last quarter and first nine months of 2009, we remain confident that we are in an excellent position to benefit from the eventual improvement in economic conditions. However, the impact from current economic conditions both domestically and worldwide makes it difficult to predict the performance of this Segment for the fourth quarter of 2009 as well as into 2010. We believe we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term. Piping systems continues to maintain a strong backlog, with approximately 80% of the backlog coming from energy and water and wastewater treatment projects, and as discussed above, the Ram-Fab acquisition should allow us to expand piping systems’ business. Piping systems’ backlog was $54,000,000 at the end of the third quarter of 2009, which includes $13,000,000 from the Ram-Fab operation. This compares to $40,300,000 at the end of the second quarter of 2009 and $45,500,000 at the end of 2008. We estimate that approximately 70% of the backlog should be completed over the next 12 months.

The Specialty Chemicals Segment began 2009 experiencing difficult conditions during the first two months of the first quarter. However, profits began to improve in March which has continued through the third quarter of 2009. With raw material prices apparently stabilized, the Segment should continue to generate consistent profit margins over the last quarter of 2009 and into 2010, assuming economic conditions do not deteriorate from their current levels. However, the depressed economic conditions make the Segment's performance uncertain over the next several quarters.

Sale of Blackman Uhler Specialties & Discontinued Operations

On October 2, 2009, the Company entered into an Asset Purchase Agreement with SantoLubes Manufacturing, LLC (“SM”) to sell the specialty chemical business of Blackman Uhler Specialties, LLC (“BU”), along with certain property, plant and equipment held by Synalloy Corporation, all located at the Spartanburg, SC location. The purchase price of approximately $11,200,000, payable in cash, was equal to the approximate net book values of the assets sold as of October 3, 2009, the effective date of the sale, and the Company has recorded a loss of approximately $250,000 resulting primarily from transaction fees and other costs related to the transaction. Divesting BU’s specialty chemicals business, which had annual sales of approximately $14,500,000, has freed up resources and working capital to allow further expansion into the Company’s metals businesses. The Company has entered into a lease agreement with SM to lease office space in Spartanburg for corporate operations and has also entered into an outsourcing agreement with SM to provide certain accounting and administration functions.

BU along with Organic Pigment’s (“OP”) pigment dispersion business, which was sold on March 6, 2009 and had annual sales of approximately $7,000,000, were both physically located at the Spartanburg facility. OP completed all operating activities at the end of the third quarter. As a result, these operations, which were included in the Specialty Chemicals Segment, are being reported as discontinued operations.

Other Items

Management believes we have put the Company into a strong financial position capable of dealing with the chaotic economic conditions we currently face. The positive result of the huge price declines that have taken place in our Metals Segment is that working capital needs are decreased by reduced inventory values and accounts receivable. Even though profits were modest in the first nine months, cash flow from operations of $20,700,000 ($3.30 per share) let us pay a $632,000 cash dividend and eliminate our bank debt totaling $10,426,000. Cash flows generated from operations along with the proceeds from the sale of BU provided funds to acquire and provide necessary working capital for Ram-Fab, and increase our cash balance at October 3, 2009 to $13,657,000.  Our extremely strong balance sheet positions us well to take advantage of any opportunities that may emerge in the future.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," “outlook” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; customer delays or difficulties in the production of products; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather the current economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.
Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct 3, 2009	Sep 27, 2008	Oct 3, 2009	Sep 27, 2008

Net sales
Metals Segment	$16,857,000	$29,102,000	$53,619,000	$103,669,000
Specialty Chemicals Segment	8,855,000	9,766,000	24,178,000	26,943,000
	$25,712,000	$38,868,000	$77,797,000	$130,612,000
Operating income
Metals Segment	$307,000	$1,858,000	$973,000	$10,522,000
Specialty Chemicals Segment	1,004,000	776,000	1,940,000	1,753,000
	1,311,000	2,634,000	2,913,000	12,275,000
Unallocated expenses
Corporate	684,000	570,000	2,048,000	2,098,000
Interest and debt expense	91,000	145,000	285,000	498,000
Change in fair value of interest
rate swap	(37,000)	3,000	(114,000)	3,000
Other expense	146,000	-	144,000	-
Income from continuing
operations before income taxes	427,000	1,916,000	550,000	9,676,000

Provision for income taxes	146,000	655,000	188,000	3,295,000
Net income from
continuing operations	281,000	1,261,000	362,000	6,381,000
Net income (loss) from
discontinued operations	186,000	(19,000)	140,000	115,000

Net income	$467,000	$1,242,000	$502,000	$6,496,000

Net income (loss) per basic common share:
Continuing operations	$.04	$.20	$.06	$1.02
Discontinued operations	$.03	$(.00)	$.02	$.02
Net income	$.07	$.20	$.08	$1.04

Net income (loss) per diluted common share:
Continuing operations	$.04	$.20	$.06	$1.01
Discontinued operations	$.03	$(.00)	$.02	$.02
Net income	$.07	$.20	$.08	$1.03

Average shares outstanding
Basic	6,266,576	6,246,165	6,260,215	6,243,070
Diluted	6,277,896	6,296,555	6,266,804	6,290,389

Backlog-Piping Systems & Process Equipment			$54,000,000	$38,700,000

Balance Sheet	Oct 3, 2009	Jan 3, 2009
Assets
Cash	$13,657,000	$97,000
Accounts receivable, net	13,308,000	17,310,000
Inventories	24,693,000	38,837,000
Sundry current assets	2,740,000	3,670,000
Current assets of discontinued operations	-	7,982,000
Total current assets	54,398,000	67,896,000
Property, plant and equipment, net	15,667,000	15,178,000
Other assets	5,287,000	4,293,000
Assets of discontinued operations	-	6,999,000
Total assets	$75,352,000	$94,366,000

Liabilities and shareholders' equity
Current portion of long term debt	$-	$467,000
Accounts payable	3,879,000	8,176,000
Accrued expenses	5,997,000	6,813,000
Current liabilities of discontinued operations	-	1,581,000
Total current liabilities	9,876,000	17,037,000
Long-term debt	-	9,959,000
Other long-term liabilities	2,504,000	4,503,000
Shareholders' equity	62,972,000	62,867,000
Total liabilities & shareholders' equity	$75,352,000	$94,366,000